                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                         RUBY TUESDAY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
                                     [LOGO]

August 27, 1999

Dear Shareholders:

    We are holding your 1999 Annual Meeting on Thursday, September 30, 1999, at 11:00 a.m., local time, at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

    We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                            Sincerely,
                                            RUBY TUESDAY, INC.

                                            /s/ Samuel E. Beall, III

                                            Samuel (Sandy) E. Beall, III
                                            CHAIRMAN OF THE BOARD AND
                                            CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                               RUBY TUESDAY, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                               SEPTEMBER 30, 1999

    The Annual Meeting of Shareholders of Ruby Tuesday, Inc. will be held at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 on Thursday, September 30, 1999, at 11:00 a.m., local time, for the following purposes:

     1. To elect two Class I directors for a term of three years and one Class III director for a term of two years to the Board of Directors.

     2. To approve an amendment to the Company's 1996 Stock Incentive Plan to increase the number of shares available for issuance thereunder by 3,000,000.

     3. To reapprove the Company's Incentive Bonus Plan for the Chief Executive Officer.

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only shareholders of record at the close of business on August 11, 1999, are entitled to vote at the meeting.

    The mailing address of the Company's principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801.

    We hope you will be able to attend the meeting in person. Whether or not you expect to be present, please complete, date, sign, and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                          By Order of the Board of Directors,

                                          /s/ Daniel T. Cronk

                                          Daniel T. Cronk
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

August 27, 1999
Maryville, Tennessee

                               RUBY TUESDAY, INC.
                             150 WEST CHURCH AVENUE
                           MARYVILLE, TENNESSEE 37801

            PROXY STATEMENT FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

                              GENERAL INFORMATION

    The following Proxy Statement and the accompanying proxy card, first mailed to shareholders on or about August 27, 1999, are furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc., a Georgia corporation (the "Company"), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Thursday, September 30, 1999, at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 and at any adjournment(s) thereof (the "Annual Meeting").

    Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting by giving the Secretary of the Company written notice of revocation, by returning a later dated proxy or by expressing a desire to vote in person at the Annual Meeting. All shares of the Company's common stock, $.01 par value per share ("Common Stock"), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxy will be voted (i) in favor of the election of the two nominees for Class I directors and the one nominee for Class III director named in this Proxy Statement, (ii) in favor of the proposed amendment to the Company's 1996 Stock Incentive Plan (the "Stock Incentive Plan") to increase the number of shares available for issuance thereunder by 3,000,000, (iii) in favor of the reapproval of the Company's Incentive Bonus Plan for the Chief Executive Officer (the "CEO Bonus Plan"), and (iv) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

    The entire cost of soliciting these proxies will be borne by the Company. In following up the original solicitation of the proxies by mail, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and will reimburse them for expenses incurred in so doing. If necessary, the Company also may use some of its employees to solicit proxies from the shareholders personally or by telephone.

    August 11, 1999 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders holding of record a majority of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by a valid proxy on which the authority to vote for one or more director nominees is withheld, if any, are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 11, 1999, was 32,041,843, each of which is entitled to one vote.

    Election of each of the director nominees named in Proposal 1 requires the approval of a plurality of the votes cast in the election. For purposes of determining whether a director nominee has been elected, shares as to which authority is withheld will have no effect on the outcome of the voting. The approval of the amendment to the Stock Incentive Plan described in Proposal 2 and the reapproval of the CEO Bonus Plan described in Proposal 3 require the affirmative vote of holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. For purposes of determining whether Proposals 2 and 3 have been approved by the shareholders, abstentions will have the same effect as votes against Proposals 2 and 3, but broker non-votes will have no effect on the voting on such Proposals.

PROPOSAL 1

                             ELECTION OF DIRECTORS

    The Company's Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office and provide that upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. The Company's Articles of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to be voted in the election of directors voting together as a single class. Effective April 7, 1999, the Board of Directors increased the number of members of the Board of Directors from seven to nine and elected James A. Haslam, III and Elizabeth L. Nichols to serve on the Board of Directors to fill the newly created directorships in Class I and Class III, respectively. Under the Georgia Business Corporation Code, directors elected by the Board of Directors to fill newly created directorships serve until the next annual meeting of shareholders regardless of whether or not the term of their Class expires at such meeting. In addition to the expiration of Mr. Haslam's and Ms. Nichols' terms of office, the terms of office of the Class I directors expire at the Annual Meeting. Accordingly, the Board of Directors has nominated Dr. Benjamin F. Payton and James A. Haslam, III to serve in Class I of the Board of Directors for a term of three years. In addition, the Board of Directors has nominated Elizabeth L. Nichols to serve in Class III of the Board of Directors for a term of two years. The remaining incumbent Class II and Class III directors have one year and two years, respectively, remaining on their terms of office. All nominees are currently serving as directors of the Company. Arthur R. Outlaw resigned from his position as Vice Chairman and a member of the Board of Directors effective July 15, 1999. The Company does not plan to fill this vacancy and following the Annual Meeting, the Board of Directors intends to decrease the number of members on the Board of Directors to eight, with two members serving in Class I and three members serving in each of Class II and Class III.

    It is intended that persons named in the accompanying form of proxy will vote for the three nominees listed below unless authority to so vote is withheld. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

                   DIRECTOR AND DIRECTOR NOMINEE INFORMATION

NOMINEES FOR DIRECTORS

                                    CLASS I--TERM EXPIRING 2002

DR. BENJAMIN F. PAYTON
Director of the Company since 1993            Age: 66

    Dr. Payton has been the President of Tuskegee University since 1981. Dr. Payton also is a director of AmSouth Bancorporation, AmSouth Bank, N.A., The Liberty Corporation, Sonat, Inc.,
Praxair, Inc. and Morrison Management Specialists, Inc. (formerly Morrison Health Care, Inc.).

JAMES A. HASLAM, III
Director of the Company since 1999            Age: 45

    Mr. Haslam has been Chief Executive Officer of Pilot Corporation, an operator of convenience stores and travel centers in 36 states, since July 1995. Prior thereto, from 1976 to 1995, he was
Executive Vice President of Pilot Corporation. Mr. Haslam also is a director of First Tennessee
National Corporation.

                                   CLASS III--TERM EXPIRING 2001

ELIZABETH L. NICHOLS
Director of the Company since 1999            Age: 45

    Ms. Nichols has been President of JDN Realty Corp., a public real estate investment trust, since March 1994. Prior thereto, Ms. Nichols was President of JDN Enterprises, Inc. from December
1990 through March 1994. Ms. Nichols also serves as a director of JDN Realty Corp. and Tri-Tel
Telecommunications, Inc.

DIRECTORS CONTINUING IN OFFICE

                                   CLASS II--TERM EXPIRING 2000

DR. DONALD RATAJCZAK
Director of the Company since 1981            Age: 56

    Dr. Ratajczak is Professor and Director, Economic Forecasting Center, Georgia State University.
Dr. Ratajczak also is a director of Morgan Keegan Inc. and CIM High Yield Securities Fund.

SAMUEL E. BEALL, III
Director of the Company since 1982            Age: 49

    Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since
May 1995. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to May 1995 and President and Chief Operating Officer of the Company from September 1986 to June
1992.

CLAIRE L. ARNOLD
Director of the Company since 1994            Age: 52

    Ms. Arnold has been Chair and Chief Executive Officer of Leapfrog Services, Inc., a
privately-held technical outsourcing company, since April 1998. Ms. Arnold served as President and
Chief Executive Officer of Nicotiana Enterprises, Inc., a family holding company, from November
1992 to April 1994. Prior thereto, Ms. Arnold was Chair and Chief Executive Officer of NCC L.P.
from August 1979 to November 1992. Ms. Arnold also is a director of Schweitzer-Mauduit
International, Inc., Morrison Management Specialists, Inc. (formerly Morrison Health Care, Inc.)
and International Multifoods, Inc.

                                   CLASS III--TERM EXPIRING 2001

JOHN B. MCKINNON
Director of the Company since 1989            Age: 64

    Prior to his retirement in May 1995, Mr. McKinnon was Dean of Babcock Graduate School of
Management at Wake Forest University. Prior thereto, he was President, Sara Lee Food Service from
July 1988 through June 1989, and President, Sara Lee Corporation from July 1986 through June 1988.
Mr. McKinnon also is a director of Premark International, Inc. and Morrison Management Specialists,
Inc. (formerly Morrison Health Care, Inc.).

DOLPH W. VON ARX
Director of the Company since 1992            Age: 64

    Prior to his retirement in 1991, Mr. von Arx was Chairman of the Board, President and Chief
Executive Officer of Planters LifeSavers Company, an affiliate of RJR Nabisco, Inc. Since October
1998, Mr. von Arx has been serving as Chairman of the Board of Isolux America Corporation, a
privately-held company that manufactures fiberoptic cable and medical devices. Mr. von Arx also is a director of Cree Research, Inc., International Multifoods, Inc., Mackenzie Investment Management,
Inc. and Northern Trust of Florida Corporation, a subsidiary of Northern Trust Corporation.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE
           TWO NOMINEES FOR CLASS I DIRECTORS AND THE ONE NOMINEE FOR
                        CLASS III DIRECTOR NAMED ABOVE.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information as of August 11, 1999 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company who beneficially own more than five percent of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk indicates beneficial ownership of less than one percent of the outstanding Common Stock.

                                                                 NUMBER OF SHARES
                                                                   BENEFICIALLY         PERCENT
NAME OR GROUP                                                        OWNED(1)         OF CLASS(2)
---------------------------------------------------------------  -----------------  ---------------
Westport Asset Management, Inc. (3)............................       2,006,500(3)           6.3
Samuel E. Beall, III...........................................         867,988(4)           2.7
Claire L. Arnold...............................................          20,590                *
James A. Haslam, III...........................................          13,262(5)             *
John B. McKinnon...............................................          36,612(6)             *
Elizabeth L. Nichols...........................................             162                *
Dr. Benjamin F. Payton.........................................          18,032                *
Dr. Donald Ratajczak...........................................          28,520(7)             *
Dolph W. von Arx...............................................          22,862(8)             *
Robert D. McClenagan...........................................         307,376              1.0
J. Russell Mothershed..........................................         182,794                *
Sherry L. Turner...............................................          81,982                *
Daniel T. Cronk................................................           6,287(9)             *
All directors and executive officers as a group (12 persons)...       1,586,467              4.8

------------------------

(1) The amounts shown include (i) shares subject to currently exercisable options and options exercisable within 60 days after August 11, 1999, held by the named persons and group as follows: Mr. Beall, 628,602; Ms. Arnold, 11,497; Mr. McKinnon, 15,119; Dr. Payton, 11,497; Dr. Ratajczak, 15,119; Mr.
    von Arx, 15,119; Mr. McClenagan, 263,068; Mr. Mothershed, 148,896; Ms. Turner, 63,066; Mr. Cronk, 1,530; and all directors and executive officers as a group, 1,173,513; and (ii) shares held in the Company's Salary Deferral Plan as follows: Mr. Beall, 11,282; Mr. Mothershed, 181; and all directors and executive officers as a group, 11,463.

   The amounts shown do not include share equivalent units credited to the accounts of the named persons and group under the Company's Deferred Compensation Plan which, as of July 31, 1999, were as follows: Mr. Beall, 10,317; Mr. McClenagan, 12,720; Mr. Mothershed, 12,687; Ms. Turner, 8,247;
    Mr. Cronk, 8,298; and all directors and executive officers as a group, 52,269. These units represent deferred compensation obligations of the Company payable in shares of Common Stock upon termination of employment either in a lump sum or in installments, as determined by the Company in its capacity as plan administrator.

(2) "Percent of Class" has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including shares subject to currently exercisable options and options exercisable within 60 days after August 11, 1999), without regard to any disclaimers of beneficial ownership by the person indicated.

(3) The address of Westport Asset Management, Inc. is 253 Riverside Avenue, Westport, CT 06880. The information presented is based on Schedule 13G, as amended, filed by Westport Asset Management, Inc. reporting beneficial ownership as of December 31, 1998.

(4) Includes 121,800 shares held in the Beall Family Ltd. Partnership, a limited partnership of which Mr. Beall is a General Partner.

(5) Includes 13,100 shares held by PTC Corporation of which Mr. Haslam is a 50% owner. Mr. Haslam disclaims beneficial ownership of any shares in excess of 50% of the total of such shares.

(6) Includes 15,250 shares owned by Mr. McKinnon and his spouse as tenants in common.

(7) Includes 6,750 shares held in an individual retirement account by Dr. Ratajczak.

(8) Includes 2,250 shares held by the von Arx Family Foundation, a charitable organization. Mr. von Arx may be deemed to share voting and dispositive power with respect to such shares by virtue of his position as a member of the Board of Directors of the foundation.

(9) Includes 1,000 shares owned by Mr. Cronk and his spouse as tenants in common.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 1999 have been complied with on a timely basis.

DIRECTORS' FEES AND ATTENDANCE

    The Board of Directors met four times during fiscal year 1999. Each director other than Dr. Benjamin F. Payton attended at least 75% of these meetings and of the meetings of any committee of which he or she was a member which were held during the fiscal year. Dr. Payton was unable to attend the Board of Directors and Audit Committee meetings held on October 5 due to a death in the family.

    Directors who are employees of the Company receive no directors' fees. All non-employee directors currently receive $4,500 quarterly retainers, $4,500 per regularly-scheduled Board meeting attended and $2,250 per special Board meeting attended. Non-employee directors serving on the Audit Committee or the Compensation and Stock Option Committee (other than the Chairmen of such committees) do not receive any fee for attending committee meetings. Committee Chairmen receive a fee of $2,000 for each committee meeting attended which is not held in conjunction with a meeting of the Board of Directors. Mr. Outlaw, who served as Vice Chairman of the Board until July 15, 1999 and is an employee of the Company, received a fee of $250 per Board meeting attended during fiscal year 1999, but he did not receive a retainer.

    The Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors (the "Directors' Plan") permits non-employee directors to defer all or a portion (in 25 percent increments) of their retainer (other than any portion of the retainer allocated to Stock Awards, as described below) and/or any additional meeting and committee fees to a deferred compensation account. Deferred compensation accounts are credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during that fiscal quarter. Amounts credited to a director's deferred compensation account will be distributed not sooner than the earlier of the first January 15 or July 15 following (a) the date of the director's seventieth birthday, or (b) the date the director ceases to be a member of the Board of Directors.

    The Directors' Plan provides that each non-employee director who has not attained the Target Ownership Level, as defined below, will be deemed to have elected to direct that 60 percent of his or her retainer payable for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf.

Each non-employee director who has attained the Target Ownership Level may elect to direct, in 10 percent increments and subject to such other conditions prescribed by the Directors' Plan, that up to 60 percent of his or her retainer for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf (collectively, the "Stock Awards"). A deemed election will continue in effect until that director, after attaining the Target Ownership Level, modifies or revokes the election in the manner allowed for discretionary elections.

    A director will be treated as having attained the "Target Ownership Level" for a fiscal quarter if he or she owns, on the first day of that fiscal quarter, at least a number of shares of Common Stock with a fair market value, as determined by the closing price on the last trading day prior to such date ("Fair Market Value"), equal to 10 multiplied by that director's annual retainer.

    Each director who has elected, or who has been deemed to have elected, to purchase Stock Awards for a fiscal quarter, will be issued the number of shares of Common Stock equal to the amount of the retainer elected to be so allocated, multiplied by 1.15 and divided by the Fair Market Value of a share of Common Stock, as of the issue date. Common Stock so purchased may not be transferred within three years of the date of purchase, except in the event of death, disability, retirement on or after age 70 or unless this restriction is waived by the committee administering the Directors' Plan.

    The Directors' Plan provides that each non-employee director who receives Stock Awards, whether through a deemed election or a discretionary election, will be awarded an option to purchase shares of Common Stock (the "Options") equal to three times the number of shares issued pursuant to the discretionary election or deemed election, as the case may be.

    Options issued under the Directors' Plan will be granted on the first day of each fiscal quarter for which an election for a Stock Award is in effect, will become fully exercisable six months following the date of grant, and will be exercisable at the Fair Market Value of the Common Stock as of the date of the Option grant. Each Option shall expire generally upon the fifth anniversary of the date on which it was granted.

COMMITTEES OF THE BOARD

    The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board delegated certain authority to two committees. Information concerning these committees follows.

    AUDIT COMMITTEE. The Audit Committee is comprised solely of non-management directors. The Audit Committee maintains communications with the Company's independent auditors as to the nature of the auditors' services, fees and such other matters as the auditors believe may require the attention of the Board. The Audit Committee reviews the Company's internal control procedures and makes recommendations to the Board with respect thereto. The Audit Committee of the Company's Board met one time during fiscal year 1999. The current members of the Audit Committee are John B. McKinnon (Chairman), Claire L. Arnold, James A. Haslam, III, Elizabeth L. Nichols, Dr. Benjamin F. Payton, Dr. Donald Ratajczak and Dolph W. von Arx.

    COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee (the "Compensation Committee") is comprised solely of non-management directors. The Compensation Committee makes recommendations to the Board of Directors with respect to compensation of officers and with respect to the granting of stock options. The Compensation Committee of the Company's Board met two times during fiscal year 1999. The current members of the Compensation Committee are Dolph W. von Arx (Chairman), Claire L. Arnold, James A. Haslam, III, John B. McKinnon, Elizabeth L. Nichols, Dr. Benjamin F. Payton and Dr. Donald Ratajczak.

                             EXECUTIVE COMPENSATION

    This section of the Proxy Statement discloses compensation for services rendered to the Company during each of the three fiscal years in the period ended June 6, 1999, which compensation was awarded to, paid to, or earned by the Company's Chief Executive Officer and each of the four other executive officers of the Company who were most highly compensated and whose salary and bonus exceeded $100,000 in fiscal year 1999 (collectively, these persons are sometimes referred to as the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION
                                                          ANNUAL COMPENSATION
                                                ---------------------------------------  ----------------------     ALL OTHER
                                                                          OTHER ANNUAL    AWARDS      PAYOUTS     COMPENSATION
                                                                          COMPENSATION   OPTIONS/      LTIP      ---------------
NAME AND POSITION                      YEAR     SALARY ($)    BONUS ($)       $(1)       SARS (#)   PAYOUTS ($)      ($)(2)
-----------------------------------  ---------  -----------  -----------  -------------  ---------  -----------  ---------------
Samuel (Sandy) E. Beall, III.......       1999     624,539      781,250         7,500(5)   171,434         -0-          3,288
Chairman of the Board and                 1998     601,000      607,761       315,004       12,954         -0-          4,268
Chief Executive Officer                   1997     587,496      332,914        27,249      236,312         -0-          8,418

Robert D. McClenagan...............       1999     331,255      414,375       189,185      109,346         -0-          5,669
President, Ruby Tuesday Concept           1998     318,758      398,448         4,500        7,770         -0-          5,907
                                          1997     306,498      173,682         2,250      100,298         -0-          6,605

J. Russell Mothershed..............       1999     241,820      242,000        18,215       90,007         -0-          5.410
Senior Vice President and Chief           1998     232,678      188,237        57,869        6,216         -0-          5,482
Financial Officer, Treasurer and          1997     222,532      100,881         1,800       37,618         -0-          3,653
Assistant Secretary

Sherry L. Turner (3)...............       1999     192,258      192,400         3,600      110,007(6)        -0-          -0-
Executive Vice President, Human           1998     138,750      142,548        24,812        6,216         -0-            -0-
Resources and Performance                 1997         N/A          N/A           N/A       60,000         N/A            N/A
Management

Daniel T. Cronk (4)................       1999     171,473      171,600         3,600       50,007         -0-            -0-
Senior Vice President,                    1998     137,007       72,686         5,352       46,264         -0-            -0-
General Counsel and Secretary             1997         N/A          N/A           N/A          N/A         N/A            N/A

------------------------

(1) Under the Company's Management Stock Option Program (the "MSOP"), eligible employees of the Company may purchase shares of Common Stock up to established annual limits if pre-established Corporate, Division, Region, District or Unit goals, as the case may be, are achieved. For each share of Common Stock purchased under the MSOP, the participant receives .15 of a "bonus share" and a five-year option to purchase three times the number of shares purchased plus the related bonus shares. The shares purchased and the related bonus shares are subject to a two-year restriction on resale. The value of the bonus shares received in connection with the purchase of shares of Common Stock under the MSOP by the Named Executives is included in this column. Additionally, the following amounts for taxable relocation assistance provided by the Company are included for fiscal years 1999 and 1998, respectively: S. E. Beall, III, $0 and $307,504; R.D. McClenagan, $183,185 and $0; J.R. Mothershed, $14,615 and $54,269; S.L. Turner, $0 and
    $21,212; and D.T. Cronk, $0 and $1,752.

(2) The amounts in this column include the following: (a) Company contributions to the Deferred Compensation Plan for fiscal years 1999, 1998 and 1997, respectively: S.E. Beall, III, $0, $0 and $4,429; R.D. McClenagan, $3,655, $3,295 and $4,128; and J.R. Mothershed, $3,748, $3,439 and $1,917; (b)
    executive group life and accidental death and dismemberment insurance plan premiums paid for fiscal years 1999, 1998 and 1997, respectively: S.E. Beall, III, $837, $828 and $828; R.D. McClenagan, $837, $828 and $828; and
    J.R. Mothershed, $816, $788 and $760; and (c) employee portion of split-dollar life insurance premiums paid by the Company for fiscal years 1999, 1998 and 1997, respectively: S.E. Beall, III, $2,451, $3,440 and $3,161;
    R.D. McClenagan, $1,177, $1,784 and $1,649; and J.R. Mothershed, $846,
    $1,255 and $976.

(3) Ms. Turner became an executive officer of the Company on September 1, 1997.

(4) Mr. Cronk became an executive officer of the Company on July 1, 1997.

(5) The indicated amount includes a merit pay adjustment of $23,499 paid in fiscal 1997.

(6) Represents 60,000 options granted to Ms. Turner in contemplation of her becoming an executive officer.

                          OPTION GRANTS IN FISCAL 1999

    The following table presents information regarding options to purchase shares of Common Stock granted by the Company during fiscal year 1999 to the Named Executives. The Company has no outstanding SARs and granted no SARs during fiscal year 1999.

                                                                                            POTENTIAL REALIZABLE VALUE(3) AT
                                                                                                     ASSUMED ANNUAL
                                                                                         RATES OF STOCK PRICE APPRECIATION FOR
                                                                                                      OPTION TERM
                                                                                         --------------------------------------
                                                  INDIVIDUAL GRANTS                                  5%                 10%
                               --------------------------------------------------------  --------------------------  ----------
                                                % OF TOTAL                                            MARKET PRICE
                                               OPTIONS/ SARS                                           REQUIRED TO
                                                GRANTED TO     EXERCISE OR                               REALIZE
                               OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION     DOLLAR     DOLLAR GAINS     DOLLAR
NAME                           GRANTED(#)(1)  FISCAL YEAR(2)    ($/SHARE)      DATE       GAINS ($)     ($/SHARE)    GAINS ($)
-----------------------------  -------------  ---------------  -----------  -----------  -----------  -------------  ----------
S.E. Beall, III..............        5,895            0.44%       14.6250     09/04/03       23,819         18.67        52,635
                                     4,539            0.34%       19.0000     12/04/03       23,827         24.25        52,651
                                   161,000           12.09%       17.0625     04/12/04      758,963         21.78     1,677,109
R.D. McClenagan..............        4,716            0.35%       14.6250     09/04/03       19,056         18.67        42,108
                                     3,630            0.27%       19.0000     12/04/03       19,055         24.25        42,107
                                   101,000            7.59%       17.0625     04/12/04      476,119         21.78     1,052,100
J.R. Mothershed..............        2,829            0.21%       14.6250     09/04/03       11,431         18.67        25,259
                                     2,178            0.16%       19.0000     12/04/03       11,433         24.25        25,264
                                    85,000            6.38%       17.0625     04/12/04      400,695         21.78       885,430
S.L. Turner..................       20,000            1.50%       15.5000     06/30/03       85,647         19.78       189,258
                                     2,829            0.21%       14.6250     09/04/03       11,431         18.67        25,259
                                     2,178            0.16%       19.0000     12/04/03       11,433         24.25        25,264
                                    85,000            6.38%       17.0625     04/12/04      400,695         21.78       885,430
D.T. Cronk...................        2,829            0.21%       14.6250     09/04/03       11,431         18.67        25,259
                                     2,178            0.16%       19.0000     12/04/03       11,433         24.25        25,264
                                    45,000            3.38%       17.0625     04/12/04      212,132         21.78       468,757


                               MARKET PRICE
                                REQUIRED TO
                                  REALIZE
                               DOLLAR GAINS
NAME                             ($/SHARE)
-----------------------------  -------------
S.E. Beall, III..............        23.55
                                     30.60
                                     27.48
R.D. McClenagan..............        23.55
                                     30.60
                                     27.48
J.R. Mothershed..............        23.55
                                     30.60
                                     27.48
S.L. Turner..................        24.96
                                     23.55
                                     30.60
                                     27.48
D.T. Cronk...................        23.55
                                     30.60
                                     27.48

------------------------

(1) The indicated options have a term of five years and were granted pursuant to the Company's Stock Incentive Plan. Those options with an exercise price of $17.0625 on the date of grant generally become exercisable after 30 months. All other options listed in the table above generally become exercisable after two years. In the event of a change in control of the Company, the vesting of options will be accelerated unless the committee administering the plan elects to cash-out the options.

(2) Based on an aggregate of 1,331,439 options granted by the Company in fiscal year 1999.

(3) The Potential Realizable Values are calculated as follows: [[Market Price at Grant X (1 + Stock Price Appreciation Rate)] - Exercise Price] X Number of Underlying Shares. Because these Potential Realizable Values are based on annualized compound rates of increase over a five year term, the total potential appreciation on annual appreciation rates of 5% and 10% is 27.6% and 61.1%, respectively.

                         AGGREGATED OPTION EXERCISES IN
                     FISCAL 1999 AND FISCAL YEAR END VALUES

    The following table presents information regarding exercises of options to purchase shares of Common Stock during fiscal year 1999 by the Named Executives and the value of unexercised options to purchase Common Stock held at June 6, 1999. There were no SARs outstanding during fiscal year 1999.

                                                                                                 VALUE OF
                                                                                                UNEXERCISED
                                                                           NUMBER OF           IN-THE-MONEY
                                                                          UNEXERCISED           OPTIONS AT
                                            SHARES                     OPTIONS FY-END (#)      FY-END($)(2)
                                          ACQUIRED ON      VALUE       ------------------  ---------------------
                                           EXERCISE       REALIZED        EXERCISABLE/         EXERCISABLE/
NAME                                          (#)          ($)(1)        UNEXERCISABLE         UNEXERCISABLE
----------------------------------------  -----------  --------------  ------------------  ---------------------
S.E. Beall, III.........................         -0-            -0-      395,902/410,704     4,040,810/2,794,040
R.D. McClenagan.........................       9,114         71,372      176,196/211,414     1,884,266/1,260,834
J.R. Mothershed.........................      16,172        164,416      113,862/129,041       1,146,332/570,962
S.L. Turner.............................         -0-            -0-          -0-/176,223             -0-/926,726
D.T. Cronk..............................         -0-            -0-           -0-/96,271             -0-/473,942

------------------------

(1) Value Realized is calculated as follows: [(Per Share Closing Price on date of exercise) - (Per Share Exercise Price)] X Number of Shares for which the option was exercised.

(2) Value of Unexercised In-the-Money Options at fiscal year end is calculated as follows: [(Per Share Closing Sale Price on June 4, 1999) - (Per Share Exercise Price)] X Number of Shares Subject to Unexercised Options. The per share closing sale price on June 4, 1999, the last trading day of fiscal year 1999, was $19.1875.

RETIREMENT PLAN

    Following the distribution by the Company's predecessor, Morrison Restaurants Inc. ("MRI"), of the stock of two subsidiaries in March of 1996 (the "Distribution"), and in conjunction therewith, the Company continued as a sponsor of the Morrison Restaurants Inc. Retirement Plan (the "Retirement Plan"). Under the Retirement Plan, participants are entitled to receive benefits based upon salary and length of service. The Retirement Plan was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined benefit plan, which covers employees of the Company who had attained age 21 and had completed at least one year of full-time service with MRI by July 1, 1987. A participant's accrued annual benefit is determined generally by adding A and B below, as applicable:

    (A) 1/4 percent of pay up to that year's Social Security Wage Base, plus
       1 1/4 percent of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and

    (B) 1/4 percent of average pay for the highest consecutive five years from 1976 through 1985 up to $14,400, plus 1 1/4 percent of such pay in excess of $14,400, multiplied by the number of credited years of service with the Company up to January 1, 1986.

    Normal retirement for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is selected by the participant from among a range of options made available under the Retirement Plan. A participant's accrued benefit becomes vested upon completion of five years of service after age 18.

    Benefits payable under the Retirement Plan reduce the amount of benefits payable to a participant in the Executive Supplemental Pension Plan or the Management Retirement Plan, described below.

EXECUTIVE SUPPLEMENTAL PENSION PLAN

    Eligible Named Executives of the Company participate in the Company's Executive Supplemental Pension Plan ("ESPP"). The ESPP is a nonqualified, unfunded, defined benefit retirement plan for selected employees. As a condition of entry to the ESPP, future participants must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP.

    A participant's accrued benefit in the ESPP equals 2.5 percent of the participant's highest five-year average base salary multiplied by the participant's years and fractional years of continuous service (as defined in the ESPP) not in excess of 20 years; plus one percent of the participant's highest five-year average base salary multiplied by the participant's years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service; less the retirement benefit payable at the age of 65 in the form of a single life annuity payable to the participant under the Retirement Plan; and less the participant's Social Security benefits. Base salary includes commissions but excludes bonuses and other forms of remuneration other than salary. Benefits are paid to a participant in the same manner as benefits may be paid under the Retirement Plan and become vested if the participant has completed ten years of service. Normal retirement for purposes of the ESPP is age 65, although a participant with at least five years of service may retire with an actuarially reduced benefit as early as age 55. Early retirement provisions allow designated participants to receive unreduced benefits as early as age 55 depending upon age and service criteria specified in the ESPP. A participant's receipt of unreduced early retirement benefits is conditioned upon not competing with the Company for a period of two years following retirement.

    Estimated annual benefits payable upon retirement to persons in specified remuneration and years of continuous service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation in the ESPP continues until age 65. In accordance with the ESPP, the amounts shown are subject to reduction for Social Security benefits and benefits received under the Retirement Plan.

                      EXECUTIVE SUPPLEMENTAL PENSION PLAN
    ESTIMATED ANNUAL BENEFITS FOR REPRESENTATIVE YEARS OF SERVICE TO AGE 65

ANNUAL AVERAGE                                                                                           30 OR
BASE SALARY                                                10          15          20          25         MORE
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$250,000.............................................  $   62,500  $   93,750  $  125,000  $  137,500  $  150,000
 275,000.............................................      68,750     103,125     137,500     151,250     165,000
 300,000.............................................      75,000     112,500     150,000     165,000     180,000
 325,000.............................................      81,250     121,875     162,500     178,750     195,000
 350,000.............................................      87,500     131,250     175,000     192,500     210,000
 375,000.............................................      93,750     140,625     187,500     206,250     225,000
 400,000.............................................     100,000     150,000     200,000     220,000     240,000
 425,000.............................................     106,250     159,375     212,500     233,750     255,000
 450,000.............................................     112,500     168,750     225,000     247,500     270,000
 475,000.............................................     118,750     178,125     237,500     261,250     285,000
 500,000.............................................     125,000     187,500     250,000     275,000     300,000
 525,000.............................................     131,250     196,875     262,500     288,750     315,000
 550,000.............................................     137,500     206,250     275,000     302,500     330,000
 575,000.............................................     143,750     215,625     287,500     316,250     345,000
 600,000.............................................     150,000     225,000     300,000     330,000     360,000
 625,000.............................................     156,250     234,375     312,500     343,750     375,000
 650,000.............................................     162,500     243,750     325,000     357,500     390,000
 675,000.............................................     168,750     253,125     337,500     371,250     405,000
 700,000.............................................     175,000     262,500     350,000     385,000     420,000
 725,000.............................................     181,250     271,875     362,500     398,750     435,000
 750,000.............................................     187,500     281,250     375,000     412,500     450,000
 775,000.............................................     193,750     290,625     387,500     426,250     465,000
 800,000.............................................     200,000     300,000     400,000     440,000     480,000
 825,000.............................................     206,250     309,375     412,500     453,750     495,000
 850,000.............................................     212,500     318,750     425,000     467,500     510,000
 875,000.............................................     218,750     328,125     437,500     481,250     525,000
 900,000.............................................     225,000     337,500     450,000     495,000     540,000
 925,000.............................................     231,250     346,875     462,500     508,750     555,000
 950,000.............................................     237,500     356,250     475,000     522,500     570,000
 975,000.............................................     243,750     365,625     487,500     536,250     585,000
 1,000,000...........................................     250,000     375,000     500,000     550,000     600,000

    Years of continuing service, to the nearest year, and current remuneration covered by the ESPP (base salary) for the eligible Named Executives are: Mr. Beall, 27 years, $624,539; Mr. McClenagan, 27 years, $331,255; and Mr. Mothershed, 26 years, $241,820.

MANAGEMENT RETIREMENT PLAN

    The Company's Management Retirement Plan ("MRP") provides a select group of management or highly compensated employees the security of receiving a defined level of retirement benefits. The MRP is a nonqualified, unfunded, defined benefit retirement plan for employees with 15 or more years of credited service (as defined in the MRP) and whose average annual compensation over a consecutive three calendar-year period equals or exceeds $40,000, which amount may be adjusted by the Company from time to time.

    A participant's single-life annuity accrued benefit in the MRP equals 1.5 percent of the participant's average compensation determined over the five-year period immediately preceding termination of employment multiplied by the participant's years of credited service not in excess of 20 years; plus 2 percent of the participant's average compensation determined over the five-year period immediately preceding termination of employment multiplied by the participant's years of credited service in excess of 20 years, but not in excess of 30 years; minus the sum of (a) the participant's Retirement Plan benefits, (b) the participant's Social Security benefits, and (c) the participant's ESPP Benefit (as defined in the MRP). For purposes of determining a participant's accrued benefit, a year's compensation includes commissions and bonuses, but generally no form of remuneration is counted in excess of $100,000, which amount may be adjusted by the Company from time to time.

    Normal retirement for purposes of the MRP is age 65, although a participant may retire with a benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried or a joint and survivor annuity if the participant is married. If the participant is also entitled to benefits under the Retirement Plan, benefits payable under the MRP must be in the same form as those payable under the Retirement Plan. The MRP allows payment of an actuarially reduced benefit, commencing as early as age 55, even if the participant terminated employment prior to attainment of age 55.

    Estimated annual benefits payable upon retirement to persons in specified remuneration and years of credited service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation continues in the MRP until age 65. In accordance with the MRP, the amounts shown are subject to reduction for Social Security benefits, benefits received under the Retirement Plan and benefits payable under the ESPP. A participant is ineligible for benefits under the MRP while receiving any long-term disability benefits.

                           MANAGEMENT RETIREMENT PLAN
    ESTIMATED ANNUAL BENEFITS FOR REPRESENTATIVE YEARS OF SERVICE TO AGE 65

FINAL AVERAGE                                                                          30 OR
SALARY                                                 15         20         25        MORE
--------------------------------------------------  ---------  ---------  ---------  ---------
$40,000...........................................  $   9,000  $  12,000  $  16,000  $  20,000
 60,000...........................................     13,500     18,000     24,000     30,000
 80,000...........................................     18,000     24,000     32,000     40,000
 100,000..........................................     22,500     30,000     40,000     50,000

    Years of credited service and salary covered by the MRP for the eligible Named Executives are: Mr. Beall, 27 years, $100,000; Mr. McClenagan, 27 years, $100,000; and Mr. Mothershed, 26 years, $100,000.

                         COMPENSATION COMMITTEE REPORT

    THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, WHICH IS COMPOSED SOLELY OF NON-EMPLOYEE DIRECTORS OF THE COMPANY, HAS FURNISHED THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION.

OVERALL COMPENSATION PHILOSOPHY

    During the past fiscal year, the Company has reaffirmed its long-standing emphasis on the performance-based elements of executive compensation. These programs closely align performance measures with current business strategy and are designed to motivate executive behavior. In general, the Company controls base salaries and compensates outstanding performance through more highly leveraged annual and longer-term incentive programs. As a result, the following principles apply to executive compensation:

    - Base salaries are competitive with similar high-performance restaurant companies;

    - A very significant portion of executive compensation is tied to the Company's success in meeting predetermined earnings per share growth and other annual and long-term performance goals; and

    - Executives are required to own specified amounts of stock in the Company, resulting in direct linkage between executive and shareholder interests.

    The overall objectives of this strategy are to attract and retain the best possible executive talent and to motivate the Company's executives to achieve the goals inherent in the Company's business strategy.

    The key components of the Company's executive compensation packages are base salary, annual incentive opportunities, and equity devices. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Samuel (Sandy) E. Beall, III, the Company's Chairman of the Board and Chief Executive Officer, are discussed below.

BASE SALARIES

    The Company's general approach for base compensation of its officers, including the Chief Executive Officer and the Named Executives, is to establish salary ranges with market targets which are at the 75(th) percentile of the competitive market in the casual dining industry for the Chief Executive Officer and the 50(th) percentile for the other executives. Each salary range provides a lower and upper limit on the value of jobs assigned to that range. This reflects the previously mentioned objective of controlling base salary costs and emphasizing incentive compensation. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market as well as individual performance.

    With respect to fiscal year 1999, the Compensation Committee utilized published surveys of selected peer companies to obtain competition base salary information. Executive officer salaries were reviewed and recommendations for adjustments were made to the Board based on survey market targets.

ANNUAL INCENTIVE COMPENSATION

    The Company's annual incentive plan directly links annual incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. Corporate and individual performance objectives are established at the beginning of each fiscal year.

    Each executive's potential incentive was tied to growth in earnings per share, as well as certain qualitative measures. Depending upon an executive's organizational level and responsibilities, as well as competitive market practices, annual incentive compensation opportunities range from 15 percent to 25 percent of base salary if the "threshold" goals are achieved, 30 percent to 50 percent of base salary if the "target" goals are achieved, 45 percent to 100 percent of base salary if the "maximum" goals are achieved and 60 percent to 125 percent of base salary if the "maximum plus" goals are achieved. Performance for fiscal year 1999 measured against the objectives contained in the incentive plan resulted in the incentive compensation for the Named Executives shown in the Summary Compensation Table. Such awards represented approximately 100 percent of the total incentive awards that could have been earned by the Named Executives. Occasionally the Company may establish a special incentive award for an individual officer or other employee aimed at achieving a specified performance goal. The Company has a separate bonus plan for the Chief Executive Officer, described in more detail below, which is similar in structure to the incentive plan for the other executives.

EXECUTIVE STOCK OWNERSHIP

    Believing that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders, the Company encourages all employees to make a personal investment in Company stock. Ownership requirements have been developed for the Company's top management group. The following requirements apply to various organization levels: Chief Executive Officer, a minimum of four times base salary; Concept Presidents and President/Partners, a minimum of three times base salary; Corporate Senior Vice Presidents and Senior Vice President/Partners--Regional Operations, a minimum of two times base salary; and Corporate and Concept Vice Presidents and Vice Presidents/Partners-- Regional Operations, a minimum of one times base salary. These objectives must be attained within the five-year period commencing with the effective date of the Distribution (March 9, 1996) or the date of hire, whichever is later, with the minimum to be fully achieved at the end of such period, and may be accomplished through the exercise of stock options, other stock incentives or open market purchases. Members of the management group must achieve target ownership levels to be eligible to receive future awards under stock-based plans.

LONG-TERM INCENTIVE COMPENSATION

    Awards under the Company's stock-based compensation plans directly link potential participant rewards to increases in shareholder value. The Company maintains stock incentive plans for executive officers and other employees. These plans provide for grants of a variety of stock incentives, including stock options, restricted stock, stock appreciation rights, stock purchase rights and performance shares or units. The programs described below have been established under one or more of these plans.

EXECUTIVE STOCK OPTION PROGRAM

    The Company has an Executive Stock Option Program which provides for option grants to its key employees at the General Manager level and above, depending upon the key employee's position within the Company. The options are issued at fair market value and have a five-year term and generally vest 30 months after the date of the grant. In order for key employees to receive option grants under this program after March 26, 2001, they must meet certain minimum Common Stock ownership requirements. During fiscal year 1999, option grants ranging from 100 to 161,000 shares, for a total of 1,018,950 shares, were made under this program.

MANAGEMENT STOCK OPTION PROGRAM

    The Company has a MSOP for exempt employees and full-time non-exempt employees with at least two years of service. Based on organization level, eligible employees may purchase shares of Company stock up to established annual limits. For each share purchased, 1.15 shares will be issued and the participant will receive a five-year option to purchase three times the number of shares of Company stock obtained at a per share exercise price equal to the fair market value of a share on the date of grant. These options generally vest two years after the date of the grant. The right to purchase Common Stock under this program is conditioned on the achievement of Corporate, Division, Region, District or Unit goals, as the case may be. There is a two-year restriction on the sale of shares acquired through this program other than through the exercise of stock options. The Company granted options to purchase an aggregate of 312,489 shares to employees under this program during fiscal year 1999.

RESTRICTED STOCK

    The Company may occasionally grant restricted stock or other stock rights to ensure retention of key executives or as a part of the compensation provided to a new executive hired from outside the Company. No restricted stock or other stock rights were granted by the Company during fiscal year 1999.

CHIEF EXECUTIVE OFFICER COMPENSATION

    At the July 1, 1999, Compensation Committee meeting, Mr. Beall's base salary was reviewed. Based on his performance and competitive market data, the Compensation Committee recommended, and the Board of Directors subsequently approved, an annual base salary of $860,000 for fiscal year 2000. Mr. Beall's base salary was set at the 75(th) percentile of the competitive salary range in the casual dining industry.

    The CEO Bonus Plan was approved by the shareholders at the 1994 Annual Meeting, and is being submitted for reapproval at the Annual Meeting. Pursuant to the CEO Bonus Plan, the Chief Executive Officer may earn a cash bonus determined as a percentage of his salary if predetermined levels of growth in earnings per share are achieved by the Company. For fiscal year 1999, the Chief Executive Officer's bonus opportunity was 25 percent, 50 percent, 100 percent or 125 percent of his salary if the Company achieved or exceeded the "threshold," "target," "maximum" and "maximum plus" earnings per share growth level, respectively, with a proportional increase in the bonus for every one-tenth of a percent increase in earnings per share growth between such performance levels. For fiscal year 1999, Mr. Beall earned an incentive bonus pursuant to the CEO Bonus Plan of $781,250.

    In addition, the Compensation Committee has approved Mr. Beall's participation in the Management Stock Option Program (described above) under which he may purchase Common Stock having a value of up to $50,000 annually, conditioned upon the Company's achievement of pre-established financial goals.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is "performance-based." The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company's ability to deduct certain performance-based compensation under Section 162(m) of the Code, the Compensation Committee recommended that the Company seek shareholder approval for certain incentive compensation programs for the Chief Executive Officer. Pursuant to the Compensation Committee recommendation, the Company submitted to the shareholders for approval, and the shareholders approved the CEO Bonus Plan at the 1994 Annual Meeting of Shareholders. In order to continue to preserve the Company's ability to deduct annual incentive compensation paid to the Chief Executive Officer, the CEO Bonus Plan is being submitted to the shareholders for reapproval at the Annual Meeting. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m), the Compensation Committee, in structuring compensation programs for its top executive officers, intends to give strong consideration to the deductibility of awards.

BOARD OF DIRECTORS AND COMPENSATION COMMITTEE

    The Board of Directors of the Company has a standing Compensation Committee whose purpose is to review and make recommendations concerning the base salaries of all officers of the Company and to authorize all other forms of compensation, including stock options. Members of the Compensation Committee also administer the Company's stock-based incentive plans. The Compensation Committee met two times during fiscal year 1999. The Board of Directors approved all decisions of the Compensation Committee during fiscal year 1999. The members of the Compensation Committee are named below.

                                Dolph W. von Arx (Chairman)

                  Claire L. Arnold             Elizabeth L. Nichols(*)
                  James A. Haslam, III(*)      Dr. Benjamin F. Payton
                  John B. McKinnon             Dr. Donald Ratajczak

------------------------

(*) Ms. Nichols and Mr. Haslam were appointed to the Compensation Committee effective April 7, 1999 and, therefore, attended only one of the meetings of the Compensation Committee held during fiscal year 1999.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    During fiscal year 1999, the members of the Compensation Committee were Dolph W. von Arx, (Chairman), Claire L. Arnold, John B. McKinnon, Dr. Benjamin
F. Payton and Dr. Donald Ratajczak and, effective April 7, 1999, James A. Haslam, III and Elizabeth L. Nichols. During fiscal year 1999, Mr. Haslam served as Chief Executive Officer and a director of Pilot Corporation, a privately-held corporation. Pilot Corporation does not have a compensation committee of its board of directors. Mr. Beall, Chairman of the Board and Chief Executive Officer of the Company, and Mr. McKinnon, a director and member of the Compensation Committee of the Company, also served on the Board of Directors of Pilot Corporation during fiscal year 1999.

                              CERTAIN TRANSACTIONS

    On August 20, 1998, the Company purchased an aggregate of 441,000 shares of Common Stock from Arthur R. Outlaw, former Vice Chairman of the Board of Directors, at $15.875 per share, the market price per share of Common Stock at the time, on August 13, 1998, at which the agreement for the purchase was concluded.

                               PERFORMANCE GRAPH

    The following chart and table compare the cumulative total return of the Company's Common Stock with the cumulative total return of the NYSE Stock Market Index and the NYSE Eating and Drinking Places Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                           AMONG RUBY TUESDAY, INC.,
         NYSE EATING AND DRINKING PLACES INDICES AND NYSE STOCK MARKET

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           RUBY TUESDAY, INC.     NYSE EATING AND      NYSE STOCK MARKET INDEX

                               Drinking Places Index
3/11/96               $100.00                $100.00                    $100.00
5/31/96               $119.72                 $97.85                    $104.87
5/30/97               $121.13                $103.27                    $131.45
6/5/98                $176.00                $132.80                    $174.91
6/4/99                $218.06                $161.49                    $197.89

                                                             03/11/96   05/31/96   05/30/97   06/05/98   06/04/99
                                                             ---------  ---------  ---------  ---------  ---------
Ruby Tuesday, Inc..........................................  $  100.00  $  119.72  $  121.13  $  176.00  $  218.06
NYSE Eating and Drinking Places Index......................  $  100.00  $   97.85  $  103.27  $  132.80  $  161.49
NYSE Stock Market Index....................................  $  100.00  $  104.87  $  131.45  $  174.91  $  197.89

* Assumes $100 invested in the Common Stock of the Company and in the indicated indices on March 11, 1996, the first business day following the Distribution, and reinvestment of dividends.

PROPOSAL 2

                             APPROVAL OF AMENDMENT
                        TO THE 1996 STOCK INCENTIVE PLAN

    The Board of Directors of the Company has approved, and recommends the shareholders of the Company approve, the amendment to the Company's Stock Incentive Plan to increase the number of shares authorized for issuance by 3,000,000 shares. Shareholder approval is being sought to preserve the Company's ability to deduct, for Federal income tax purposes, compensation expense attributable to stock options and other stock awards granted under the Stock Incentive Plan. Under Section 162(m) of the Internal Revenue Code, shareholder approval of performance-based compensation plans (including material amendments thereto) is necessary to qualify for the performance-based compensation exception to the limitation on a company's ability to deduct compensation paid to certain specified individuals in excess of $1 million. Approval of the proposed amendment to the Stock Incentive Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company represented and entitled to vote at the Annual Meeting.

    The following is a description of the Stock Incentive Plan, if amended as proposed hereby.

    RESERVED SHARES. The shares of Common Stock reserved for issuance pursuant to awards made or that may be made under the Stock Incentive Plan will be 6,000,000, of which approximately 1,177,201 shares were previously issued and approximately 1,923,795 are subject to stock options which are outstanding. The maximum number of shares of Common Stock with respect to which options or stock appreciation rights may be granted during any fiscal year to any eligible recipient who is a "covered employee," within the meaning of Section 162(m) of the Internal Revenue Code, will not exceed 250,000. The Stock Incentive Plan provides for further adjustments to the number of shares reserved for issuance in the event of certain recapitalizations.

    DISINTERESTED ADMINISTRATION. Awards under the Stock Incentive Plan are determined by the Compensation Committee (the "Committee"), the members of which are selected by the Board of Directors and are solely non-management members. Only persons who satisfy the criteria of "non-employee directors" set forth in Rule 16b-3(b) under the Securities Exchange Act of 1934, as amended, and the criteria of "outside directors" set forth in regulations under Section 162(m) of the Internal Revenue Code may be members of the Committee. The Committee shall have at least two members.

    AWARDS. The Stock Incentive Plan permits the Committee to make awards of shares of Common Stock, awards of derivative securities related to the value of the Common Stock and certain cash awards to directors, officers and employees of the Company or its affiliates ("Eligible Persons"). These discretionary awards may be made on an individual basis, or pursuant to a program approved by the Committee for the benefit of a group of Eligible Persons. The Stock Incentive Plan permits the Committee to make awards of a variety of Stock Incentives (as defined below), including, but not limited to, stock awards, options to purchase shares of Common Stock, stock appreciation rights, so-called "cashout" or "limited stock appreciation rights" (which the Committee may make exercisable in the event of a Change in Control of the Company (as defined therein) or other event), phantom shares, performance incentive rights, dividend equivalent rights and similar rights (together, "Stock Incentives"). Outstanding Stock Incentives may be adjusted by the Committee to reflect certain corporate events such as corporate reorganizations.

    The Company anticipates that most stock awards will be restricted for some period of time, although the Committee does have the discretion to make such awards freely transferable at the time of grant. Stock Incentives may be made exercisable or settled at such prices and will terminate under such terms as will be established by the Committee. For example, options may be made exercisable at a price equal to, less than or more than the fair market value of the Common Stock on the date that the option is awarded, or based upon an average fair market value of the Common Stock at the time the option is awarded or at the time the option is exercised. The Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Common Stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld. The Stock Incentive Plan permits the grant of both incentive and nonqualified stock options.

    Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Committee with respect to any particular award. The Committee may make cash awards designed to cover tax obligations of employees that result from the receipt or exercise of a Stock Incentive.

    The terms of particular Stock Incentives may provide that they terminate or expire upon the occurrence of one or more events, including, but not limited to, the holder's termination of employment or other status with respect to the Company, passage of a specified period of time, the holder's death or disability, or the occurrence of a Change in Control of the Company. Stock Incentives may include exercise, conversion or settlement rights to a holder's estate or legal representative in the event of the holder's death or disability. At the Committee's discretion, Stock Incentives that are held by an employee who suffers a termination of employment may be canceled, accelerated, paid or continued. The Board of Directors at any time may terminate the Stock Incentive Plan or amend it in any respect without shareholder approval. Amendments that may be adopted without shareholder approval include amendments that increase the cost of the Stock Incentive Plan to the Company or alter the allocation of benefits thereunder among executive officers, directors and other employees. No such termination or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of the holder under such Stock Incentive. The Board also may condition any such amendment upon shareholder approval if shareholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws.

    TAX CONSEQUENCES. A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

    A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the Common Stock purchased pursuant to the option. The participant will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the gain will be capital gain and the Company will not be entitled to a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

    A participant generally will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (the "Equity Incentives"). At the time a participant receives payment under any Equity Incentive, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company then will be entitled to a corresponding deduction.

    A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company then will be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.

    The Stock Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

    The following table sets forth information regarding stock options granted and other awards made under the Stock Incentive Plan during fiscal year 1999 to each of the Named Executives, all persons who serve as executive officers of the Company as a group, and all persons who are employees of the Company as a group.

                                                                           BONUS       OPTIONS
NAME AND POSITION WITH THE COMPANY OR GROUP                            SHARES(#)(1)    (#)(2)
---------------------------------------------------------------------  -------------  ---------
S.E. Beall, III......................................................          453      171,434
  CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

R.D. McClenagan......................................................          363      109,346
  PRESIDENT, RUBY TUESDAY DIVISION

J.R. Mothershed......................................................          218       90,007
  SENIOR VICE PRESIDENT, AND CHIEF FINANCIAL OFFICER, TREASURER AND
  ASSISTANT SECRETARY

S.L. Turner..........................................................          218      110,007
  EXECUTIVE VICE PRESIDENT, HUMAN RESOURCES AND PERFORMANCE
  MANAGEMENT

D.T. Cronk...........................................................          218       50,007
  SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

All executive officers of the Company as a group.....................        1,470      530,801

All other employees of the Company as a group........................          326       22,518

------------------------

(1) Bonus shares issued under the MSOP, a program maintained by the Company under the Stock Incentive Plan, to the extent applicable to executive officers. See footnote 1 to the Summary Compensation Table above for a description of the MSOP. Any options granted under the MSOP are included in the "Options" column.

(2) Includes options granted under the MSOP.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE STOCK INCENTIVE PLAN.

PROPOSAL 3

                              INCENTIVE BONUS PLAN
                        FOR THE CHIEF EXECUTIVE OFFICER

    The CEO Bonus Plan of the Company was approved by the shareholders of the Company at the 1994 Annual Meeting of Shareholders and we are submitting it for reapproval at the Annual Meeting. Reapproval of the CEO Bonus Plan by the shareholders every five years is required to meet the conditions necessary for the Company to exclude performance-based compensation thereunder from the $1 million limit on the Company's deductions from federal income taxes under
Section 162(m) of the Internal Revenue Code. The CEO Bonus Plan will be reapproved upon the affirmative vote of a majority of the votes cast by holders of the shares of Common Stock voting by proxy or in person at the Annual Meeting.

    The Company has made two changes to the CEO Bonus Plan as originally approved by the shareholders in contemplation of the CEO Bonus Plan's submission to the shareholders for reapproval: (i) the requirement that the Company achieve a 10 percent growth in pre-tax income for a fiscal year as a prerequisite to the Chief Executive Officer earning a bonus for that year has been removed to bring the CEO Bonus Plan in line with the Company's annual incentive program as it applies to the Company's other executive officers; and (ii) the maximum bonus amount that may be earned by the Chief Executive Officer in any given fiscal year has been increased from $850,000 to $1,400,000 to reflect increases in the Chief Executive Officer's base salary since the original approval of the CEO Bonus Plan. The following is a description of the terms of the CEO Bonus Plan, as amended.

    PERFORMANCE GOALS AND DETERMINATION OF AWARDs. Pursuant to the CEO Bonus Plan, the Chief Executive Officer may earn a cash bonus determined as a percentage of his base salary if predetermined levels of growth in earnings per share are achieved by the Company. For fiscal year 1999, the Chief Executive Officer's bonus opportunity was 25 percent, 50 percent, 100 percent or 125 percent of his base salary if the Company achieves or exceeds the "threshold", "target", "maximum" and "maximum plus" earnings per share growth level, respectively, with a proportional increase in the bonus for every one-tenth of a percent increase in earnings per share growth between such performance levels. For fiscal year 1999, Mr. Beall earned an incentive bonus pursuant to the CEO Bonus Plan of $781,250. The maximum bonus that may be earned by the Chief Executive Officer under the CEO Bonus Plan in any given fiscal year is $1,400,000.

    PAYMENT OF AWARDS. Before any award may be paid pursuant to the CEO Bonus Plan, the Compensation Committee must certify that the performance goals have been achieved and that any other requirements of the CEO Bonus Plan have been satisfied.

    PARTIAL ANNUAL BONUS AWARDS. In the event of the Chief Executive Officer's death, termination of employment due to disability or termination of employment due to a change of control, the Chief Executive Officer (or the legal representative of the Chief Executive Officer, as the case may be) shall be entitled to payment of an adjusted annual bonus award. The amount of the adjusted annual bonus award shall be determined by multiplying the annual bonus award that would have been payable to the Chief Executive Officer had he remained an employee through the last day of the fiscal year of the Company by a fraction the numerator of which shall be the number of days during the fiscal year during which he was an employee and the denominator of which shall be 365.

    ADMINISTRATION. The CEO Bonus Plan will be administered by the Compensation Committee as long as the composition of the Compensation Committee consists solely of two or more "outside directors" as that term is defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee has the authority to establish performance goals and targets under the CEO Bonus Plan consistent with its terms.

    AMENDMENT AND TERMINATION. The Compensation Committee at any time may amend or terminate the CEO Bonus Plan without shareholder approval; provided, however, that the Compensation Committee may condition any amendment on the approval of shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. The Compensation Committee is specifically authorized to amend the CEO Bonus Plan as necessary or appropriate to comply with Section 162(m) of the Internal Revenue Code and the regulations issued thereunder.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE REAPPROVAL OF THE CEO BONUS PLAN.

                              INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP served as the Company's independent auditors for fiscal year 1999. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

    The appointment of auditors is a matter for determination by the Board of Directors for which no shareholder approval or ratification is necessary. The Board of Directors has selected the firm of Ernst & Young LLP to audit the books of the Company for fiscal year 2000.

                             SHAREHOLDER PROPOSALS

    Any shareholder of the Company wishing to submit a proposal for action at the Company's 2000 Annual Meeting of Shareholders and desiring the proposal to be considered for inclusion in the Company's proxy materials must provide a written copy of the proposal to the management of the Company at its principal executive office not later than April 28, 2000, and must otherwise comply with rules of the Securities and Exchange Commission relating to shareholder proposals.

    The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2000 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (i) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation of the Company, or (ii) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office not later than July 13, 2000 and, in either case, certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

                                    GENERAL

    Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

    A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

    The Annual Report of the Company for fiscal year 1999 (which is not part of the proxy soliciting material) is being mailed with this proxy statement to all shareholders of record as of the record date for the Annual Meeting.

    THE COMPANY WILL, UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED JUNE 6, 1999. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DANIEL T. CRONK, SECRETARY, RUBY TUESDAY, INC., 150 WEST CHURCH AVENUE, MARYVILLE, TENNESSEE 37801.

                                          By Order of the Board of Directors,

                                          /s/ Daniel T. Cronk

                                          Daniel T. Cronk
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

August 27, 1999
Maryville, Tennessee

NOTE: The Chief Executive Officer's Incentive Bonus Plan is being filed as an Appendix to the Company's 1999 Proxy Statement to the Shareholders pursuant to Instruction 3 of Item 10 of Schedule 14A under the Securities Act of 1934, as amended, and will not be distributed to the shareholders.

                               RUBY TUESDAY, INC.
                           CHIEF EXECUTIVE OFFICER'S
                              INCENTIVE BONUS PLAN

    The purpose of the Ruby Tuesday, Inc. Chief Executive Officer's Incentive Bonus Plan is to motivate and reward its chief executive officer for good performance by making a proportion of his cash compensation dependent on growth in earnings per share of Ruby Tuesday, Inc. (the "Company"). The Plan is designed to ensure that the annual bonus paid hereunder to the eligible participant, as an executive officer of the Company is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

SECTION 1 DEFINITIONS

1.1 DEFINITIONS. Whenever used herein, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

    (a) "BASE SALARY MULTIPLIERS" means a series of multipliers determined by the Committee for a fiscal year each of which corresponds to a separate Earnings Per Share Target, as determined by the Committee in its discretion no later than the ninetieth day of the fiscal year; provided that such determination shall be made while the outcome remains substantially uncertain.

    (b) "BOARD OF DIRECTORS" means the board of directors of the Company.

    (c) "CODE" means the Internal Revenue Code of 1986, as amended.

    (d) "COMMITTEE" means the committee administering the Plan and consisting solely of at least two outside directors of the Company who qualify as such under the requirements of Code Section 162(m). Members of the committee shall be appointed by the Board of Directors.

    (e) "COMPANY" means Ruby Tuesday, Inc., a Georgia corporation.

    (f) "DISABILITY" means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.

    (g) "EARNINGS PER SHARE TARGETS" means those targets determined by the Committee for a fiscal year for growth in earnings per share of the Company each expressed as a percentage increase over earnings per share determined as of the last day of the immediately preceding fiscal year and as reported by the Company in its audited consolidated annual financial statements, adjusted by the Committee in its discretion for significant unusual items which are unusual as to their frequency or size as determined under generally accepted accounting principles; provided that no such adjustment shall be made later than the ninetieth day of the fiscal year for which the target has been established and only if the outcome remains substantially uncertain at the time of the adjustment.

    (h) "EFFECTIVE DATE" means the date the restated Plan is re-approved by the stockholders of the Company.

    (i) "PARTICIPANT" means the individual who, pursuant to Plan Section 2, is eligible to participate in the Plan.

    (j) "PLAN" means the Ruby Tuesday, Inc. Chief Executive Officer's Incentive Bonus Plan.

SECTION 2 ELIGIBILITY

    The sole individual entitled to any bonus payment hereunder shall be the chief executive officer of the Company, Samuel E. Beall, III.

SECTION 3 ADMINISTRATION

    The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of performance goals and target levels under the Plan consistent with the provisions of the Plan; to determine whether established performance goals and target levels have been met; and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's decisions shall be final and binding on the Participant. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation with the meaning of Code Section 162(m) and the regulations and interpretations promulgated thereunder.

SECTION 4 ANNUAL BONUS AWARDS

4.1 CALCULATION OF ANNUAL BONUS AWARD. The Participant shall be eligible to receive an annual bonus award for each fiscal year of the Company ending after the Effective Date pursuant to the terms of the Plan, subject to the amendment or termination of the Plan pursuant to Plan Section 5.4. The payment of any annual bonus award shall be conditioned upon: (a) the achievement of the minimum Earnings Per Share Target for the fiscal year; and (b) except as provided in Section 4.3 below, the Participant's continuance in employment with the Company through the last day of the fiscal year. The amount of any bonus payment shall be the product of (i) the Participant's base salary in effect for the fiscal year, MULTIPLIED BY (ii) the applicable Base Salary Multiplier.

4.2 PAYMENT OF ANNUAL BONUS AWARD. Annual bonus awards shall be paid by the Company in cash within thirty (30) days following the close of the fiscal year for which the bonus was earned.

4.3 PARTIAL ANNUAL BONUS AWARDS. In the event of the Participant's death or a termination of employment due to Disability, the Participant (or the legal representative of the Participant, as the case may be) shall be entitled to payment of an adjusted annual bonus award. The amount of the adjusted annual bonus award shall be determined by multiplying the annual bonus award that would have been payable to the Participant had he remained an employee through the last day of the fiscal year of the Company by a fraction, the numerator of which shall be the number of days during the fiscal year during which he was an employee and the denominator of which shall be 365.

4.4 MAXIMUM ANNUAL BONUS AWARD. No annual bonus award otherwise earned pursuant to the Plan shall be payable to the Participant if and to the extent the amount of the annual bonus award exceeds $1,400,000.

4.5 NO OTHER BONUS AWARDS. The Participant shall be ineligible to participate in any other annual bonus program maintained by the Company for the period during which the Plan remains in force and effect.

4.6 CERTIFICATION OF ACHIEVEMENT OF PERFORMANCE GOALS. No annual bonus award shall be paid unless and until the Committee certifies in writing that the appropriate Earnings Per Share Target was achieved for the fiscal year of the Company in question.

4.7 PARTICIPANT'S RIGHTS UNSECURED. The right of the Participant to receive annual bonus payments under the Plan shall constitute an unsecured claim against the general assets of the Company.

4.8 WITHHOLDING TAXES. The Company shall have the right to deduct from each bonus payment any federal, state and local taxes required by such laws to be withheld with respect to the payment.

SECTION 5 GENERAL PROVISIONS

5.1 CHANGES IN CAPITALIZATION. Earnings Per Share Targets shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Company resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of common stock of the Company to holders of outstanding shares of common stock of the Company or any other increase or decrease in the number of shares of common stock of the Company outstanding effected without receipt of consideration by the Company. The existence of the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the common stock of the Company or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.2 RIGHT TO REMOVE CHIEF EXECUTIVE OFFICER. Nothing in the Plan shall confer upon the Participant the right to continue as an employee of the Company or shall impair the right of the Company to terminate the Participant's employment at any time.

5.3 NON-ALIENATION OF BENEFITS. Other than as specifically provided with regard to the death of the Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.4 TERMINATION AND AMENDMENT OF THE PLAN. The Committee at any time may amend or terminate the Plan without stockholder approval, including any amendment necessary or appropriate to comply with Code Section 162(m) and the regulations thereunder; provided, however, that the Committee may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No termination, modification or amendment of the Plan, without the consent of the Participant, shall adversely affect the rights of the Participant with respect to any annual bonus award previously earned, except as contemplated by Section 5.5 below.

5.5 STOCKHOLDER APPROVAL. The restated Plan shall be submitted to the stockholders of the Company for their approval prior to the date that payment of any compensation becomes due to the Participant under the Plan, as so restated. If such approval is not obtained, the Plan shall be deemed null and void and no further compensation shall be payable to the Participant under the Plan.

5.6 CHOICE OF LAW. The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law.

5.7 EFFECTIVE DATE. The Plan, as restated, shall become effective on the Effective Date.

                              RUBY TUESDAY, INC.

                                  By:    ----------------------------------

                                  Title: ----------------------------------

[CORPORATE SEAL]
ATTEST:

----------------------------------------

Secretary

NOTE: The Second Amendment to the Ruby Tuesday, Inc. 1996 Stock Incentive Plan is being filed as an Appendix to the Company's 1999 Proxy Statement to the Shareholders pursuant to Instruction 3 of Item 10 of Schedule 14A under the Securities Act of 1934, as amended, and will not be distributed to the shareholders.

                            SECOND AMENDMENT TO THE
                  RUBY TUESDAY, INC. 1996 STOCK INCENTIVE PLAN

    THIS SECOND AMENDMENT is made as of April 12, 1999, by Ruby Tuesday, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter called the "Company").

                              W I T N E S S E T H:

    WHEREAS, the Company maintains the Ruby Tuesday, Inc. 1996 Stock Incentive Plan (the "Plan"); and

    WHEREAS, the Company wishes to amend the Plan to reflect the following chain of events: the approval by the Board of Directors of an increase in the number of shares reserved for issuance under the Plan on July 1, 1997; the approval by the Board of Directors of a two-for-one stock split as of April 17, 1998; and the approval by the Board of Directors of an increase in the number of shares reserved under the Plan on April 12, 1999;

    NOW, THEREFORE, the Company does hereby amend the Plan, effective as of the dates provided below, as follows:

1. By deleting, effective July 1, 1997, Plan Section 2.2 in its entirety and substituting therefor the following:

    "2.2 STOCK SUBJECT TO THE PLAN. Subject to adjustment in accordance with
Section 5.2, 1,500,000 shares of Stock (the "Maximum Plan Shares') are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time shall the Company have outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives in excess of the Maximum Plan Shares. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan."

2.  By deleting, effective April 17, 1998, the first sentence of Plan Section
    2.2 and substituting therefor the following:

    "Subject to adjustment in accordance with Section 5.2, 3,000,000 shares of Stock (the "Maximum Plan Shares') are hereby reserved exclusively for issuance pursuant to Stock Incentives."

3.  By deleting, effective April 12, 1999, the first sentence of Plan Section
    2.2 and substituting therefor the following:

    "Subject to adjustment in accordance with Section 5.2, 6,000,000 shares of Stock (the "Maximum Plan Shares') are hereby reserved exclusively for issuance pursuant to Stock Incentives."

    Notwithstanding the foregoing, the adoption of paragraph 3 of this Second Amendment is subject to the approval of the stockholders of the Company and in the event that the stockholders of the Company fail to approve such adoption within twelve (12) months of April 12, 1999, the adoption of paragraph 3 of this Second Amendment shall be null and void.

    Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this Second Amendment.

    IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on the day and year first above written.

                                          RUBY TUESDAY, INC.

                                          By: Samuel E. Beall, III
                                          Title: Chairman and Chief Executive
                                          Officer

Attest:

By: Daniel T. Cronk
Title: Secretary

[CORPORATE SEAL]

                               RUBY TUESDAY, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 27, 1999, and does hereby appoint Samuel E. Beall, III and J. Russell Mothershed, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Ruby Tuesday, Inc., to be held at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 at 11:00 a.m., local time, on September 30, 1999, and at any adjournment(s) thereof:

1.   TO ELECT TWO CLASS I DIRECTORS FOR A TERM OF THREE YEARS AND ONE CLASS III DIRECTOR FOR A TERM OF TWO YEARS.
                     CLASS I:  DR. BENJAMIN F. PAYTON and JAMES A. HASLAM, III      CLASS III:  ELIZABETH L. NICHOLS
     / / FOR all nominees above                    / / WITHHOLD AUTHORITY
       (EXCEPT AS MARKED TO THE CONTRARY ABOVE)      TO VOTE FOR ALL NOMINEES LISTED ABOVE

INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK THE "FOR" BOX ABOVE BUT LINE THROUGH THAT NOMINEE'S NAME IN THE LIST OF NOMINEES ABOVE THE BOXES.

                          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES LISTED ABOVE.
2.   TO APPROVE AN AMENDMENT TO THE COMPANY'S 1996 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE
     THEREUNDER BY 3,000,000.
     / / FOR the Amendment               / / AGAINST the Amendment               / / ABSTAIN
                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT.
3.   TO REAPPROVE THE COMPANY'S INCENTIVE BONUS PLAN FOR THE CHIEF EXECUTIVE OFFICER.
     / / FOR the reapproval of the Plan  / / AGAINST the reapproval of the Plan  / / ABSTAIN
                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REAPPROVAL OF THE CEO BONUS PLAN.
4.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.

                          (continued on reverse side)

          PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED ABOVE, FOR THE APPROVAL OF THE AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN AND FOR THE REAPPROVAL OF THE INCENTIVE BONUS PLAN FOR THE CHIEF EXECUTIVE OFFICER.
PROXY NUMBER    NUMBER OF SHARES             Dated: ____________________, 1999.
                                             ___________________________________
                                             Signature
                                             ___________________________________
                                             Signature, if held jointly

                                             Please sign exactly as your name(s)
                                             appear hereon. If shares are held
                                             jointly, each shareholder named
                                             should sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, give your full
                                             title as such. If the signatory is
                                             a corporation, sign the full
                                             corporate name by a duly authorized
                                             officer.

                                             PLEASE COMPLETE, DATE, SIGN AND
                                             RETURN THIS PROXY PROMPTLY USING
                                             THE ENCLOSED ENVELOPE.